Exhibit 99.1

VaxGen Appoints Matthew Pfeffer as CFO

BRISBANE, Calif. – April 3, 2006 – VaxGen Inc. (Pink Sheets: VXGN.PK) announced today that it has appointed Matthew J. Pfeffer, CPA, as the company’s Chief Financial Officer and Senior Vice President of Finance and Administration. Mr. Pfeffer joins VaxGen with over 25 years of financial management experience, having served most recently as CFO of Cell Genesys, Inc.

“Matt has extensive corporate finance experience and is well-versed in the regulatory and accounting requirements affecting public companies,” said Lance K. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “I am confident that he will be a valuable member of our Executive Committee and that he will provide strong leadership over our finance and administration functions.”

Kevin C. Lee, CPA, who has been VaxGen’s Acting CFO since June 2005, will remain with VaxGen as Vice President of Finance and will report to Mr. Pfeffer. He will continue to support the company’s program to file outstanding financial statements with the Securities and Exchange Commission and apply for relisting.

“I want to thank Kevin for his leadership throughout a very complex and difficult auditing process,” Dr. Gordon added. “He has earned enormous respect at VaxGen for his technical accounting skill and integrity, and I am pleased that he will be staying with us to provide continuity.”

During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named CFO in 1998. His responsibilities included managing finance, tax, treasury, information technology and investor relations functions and overseeing corporate governance and compliance issues.

Previously, Mr. Pfeffer served in financial management positions, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting, at Diasonics Ultrasound, Inc. and ComputerLand Corporation.

Mr. Pfeffer began his career at Price Waterhouse, where he worked in the audit and management consulting departments and earned his designation as a certified public accountant.

Mr. Pfeffer is active in biotechnology and finance industry associations, serving on boards and advisory committees of Financial Executives International, the Biotechnology Industry Organization and the American Institute of Certified Public Accountants. He is also a member of the Association of Bioscience Financial Officers and is a graduate of the University of California, Berkeley.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 21% of Celltrion, Inc., a South Korean operation established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

Note: Except for the historical statements contained herein, this press release contains forward-looking statements including, without limitation, the statements regarding the confidence that the Company has in Mr. Pfeffer’s value as a member of member of the Executive Committee and his leadership over the Company’s finance function, including the completion of the filing of the Company’s outstanding financial statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated including, among others, those risks and uncertainties disclosed from time to time in reports filed by VaxGen with the U.S. Securities and Exchange Commission. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

SOURCE: VaxGen, Inc.

Contacts:

Paul Laland

Vice President, Public Affairs

VaxGen, Inc.

(650) 624-1041

Lance Ignon

Vice President, Corporate Affairs

VaxGen, Inc.

650-624-1041